March 4, 2004

                                     FOR  RELEASE  AT 6:00 PM, CST MARCH 4, 2004
                                                 For More  Information  Contact:
                                                Patrick Little President and CEO
                                                                   (337)560-7151
                                                 Wayne Gilmore President and CEO
                                                St. Landry Financial Corporation
                                                                  (337) 942-5748

                            TECHE HOLDING COMPANY AND
                ST. LANDRY FINANCIAL CORPORATION ANNOUNCE MERGER

     FRANKLIN, LA AND OPELOUSAS, LA--Patrick Little, President and CEO of Teche Holding Company (AMEX-TSH), parent company for Teche Federal Savings Bank and Wayne Gilmore, President and CEO of St. Landry Financial Corporation (OTC-SLAN), parent company for First Federal Savings and Loan Association of Opelousas, jointly announced today that they had entered into an Agreement and Plan of Merger (the "Agreement") whereby Teche will acquire St. Landry and First Federal, in a cash merger valued at approximately $10.1 million. Upon completion of the merger, Teche will have approximately $628 million in total assets and 19 branch office locations throughout Louisiana.

     The Agreement provides that each issued and outstanding share of St. Landry common stock will be exchanged for $27.00 in cash. "We are delighted to have the opportunity to associate with First Federal and expand into St. Landry Parish," said Little. "Teche Federal will welcome current First Federal customers and St. Landry Parish residents with Totally Free Checking, ATM's, Debit Cards, Free Internet Banking and Commercial Lending services. In addition our Lafayette customers who live in St. Landry Parish will have the convenience of locations close to home."

     "We are pleased to join with Teche Federal. Teche Federal will be an outstanding addition to our community. Our customers can look forward to their seventeen locations in south Louisiana and utilizing

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the additional products and services that Teche offers," said Gilmore.

     The aggregate purchase price to be paid in the merger, including the cancellation of St. Landry Financial Corporation stock options represents 1.23 times St. Landry's fully diluted book value at December 31, 2003. At December 31, 2003 St. Landry had $69.5 million in assets, $52.8 million in total loans, $48.2 million in total deposits and $8.2 million in shareholders' equity.

     First Federal Savings and Loan Association of Opelousas was founded in 1957 and has two banking offices located in St. Landry Parish.

     Teche Federal Savings Bank was founded in 1934 and has 17 banking offices located across south Louisiana. At December 31, 2003 Teche Holding Company had $565.8 million in assets, $374 million in total loans, $351.3 million in total deposits and $57 million in shareholders' equity.

     The combined company will have $628 million in assets, $427 million in total loans, $400 million in total deposits and $57 million in shareholders' equity. The combined company will serve the eight parish area of Terrebonne, Lafourche, St. Mary, St. Martin, Iberia, Lafayette, East Baton Rouge and St. Landry through a total of 19 branches.

Assuming expense savings of approximately 22 percent, Teche anticipates that the merger will be accretive to its earnings in the first year. This estimate does not consider any anticipated revenue enhancements that may be realized in the merger. Teche expects total pretax merger-related charges of approximately $1.5 million.

         "I am pleased to say that both Teche Federal and First Federal share a common goal of serving our customers, our stockholders, our employees and our community," said Little.

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

     Under the agreement, all directors of St. Landry Financial Corporation will be invited to serve on the St. Landry Parish advisory board of Teche Holding Company. Mr. Wayne McKinnon Gilmore, current President and Chief Executive Officer will become Chairman of the Advisory Board.

     A CONFERENCE CALL TO DISCUSS THE MERGER WILL BE HELD ON MARCH 5, 2004 AT 9:00 A.M. CST. THE CALL IS AVAILABLE BY DIALING 1-800-915-4836 AND YOU WILL BE GREETED BY AN OPERATOR AND THE PRESENTATION IS ALSO AVAILABLE AT http://199.125.249.242/DataXchange/default.htm?ConfRef=654268&Pin=467886
------------------------------------------------------------------------

     The merger, which is expected to close in the second quarter of 2004, is subject to, and requires the approval of, St. Landry shareholders and banking and other regulators. Triangle Capital Partners, LLC acted as financial adviser to Teche and Malizia Spidi & Fisch, PC, Washington, D.C., acted as its legal counsel. Keefe, Bruyette & Woods, Inc. acted as financial adviser to St. Landry and Silver, Freedman and Taff, LLP, Washington, D.C., acted as its legal counsel.


     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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